Exhibit 10.2

Cardtronics, Inc.

Annual Executive Cash Incentive Plan

(2015 Calendar Year)

Stockholders of Cardtronics, Inc. (the “Company”) approved the Cardtronics, Inc. Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company: (i) could attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following Annual Executive Cash Incentive Plan (the “AECIP”) for calendar year 2015 to provide for annual incentive awards pursuant to the Plan.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

I.	Performance Qualifiers

For any AECIP to be payable, both of the following performance qualifiers must be met:

A.	Cardtronics must be compliant with all material public company regulations and reporting requirements for its fiscal year.
B.	The participant must achieve the minimum performance standards established by his superior and/or the Board and must have completed required corporate and compliance training as assigned.

Upon attainment of these qualifiers, each Plan metric is then evaluated independently for achievement and earnings under this Plan.

II.	Participants & Groupings

Members of the Cardtronics, Inc. (“Cardtronics” or the “Company”) executive leadership team that are designated as Section 16 Officers are eligible to participate in the AECIP.  In addition, designated executives who are participants in the 2015 Annual Bonus Pool Allocation Plan (“Pool Plan”) shall have their AECIP incentives funded by and limited to the funding allocation of such Pool Plan.

Eligibility for, or participation in, the AECIP shall in no way guarantee an individual’s eligibility for, or participation in, any subsequent year cash incentive plan, if any.

The AECIP has been designed to include certain performance thresholds and metrics focused on Company, Division, and individual performance to ensure the Company is measuring and rewarding its executive leadership team on critical business drivers over which they have

Exhibit 10.2

influence.  Accordingly, Cardtronics AECIP participants have been placed into one of three groups, which reflect their ability to control the results of the metrics assigned to each group.  The three participant groups are:

A.	Global Only. These metrics represent the consolidated fiscal year results as per the Company’s public reporting.
i.	Metrics for this Group are Global Adjusted Pre-Tax Earnings defined as Adjusted EBITA (50% weight) and Global Adjusted Total Revenues (50% weight).
B.	Global/Division. These metrics represent performance of Global results and designated Division results.
i.	Division Management: Metrics for this Group will be equally weighted between Global (50% weight) and Designated Division Business Results (50% weight).
C.	For other Executives metrics will be weighted 70% Global Results and 30% Individual Goals/Objectives.

III.	Performance Metrics

The AECIP rewards the achievement of performance on key metrics that are critical to Cardtronics’ continued success.  For the AECIP, metrics are:

A.	Global Metrics:
i.	Global Total Revenues: Defined as “Total Revenues” per GAAP as reported in the Company’s 10-K for the calendar year as adjusted per Section VII. of this Plan.
ii.

Global Pre-Tax Earnings:  Defined as Adjusted EBITDA less depreciation expenses as adjusted for non-controlling interests, both of which are reported in the Company’s 10-K for the calendar year as adjusted per Section VII. of this Plan.  This measure shall be referred to as “Adjusted EBITA”.

B.	Division Metrics:
i.

Division Adjusted Total Revenues: Defined as “Total Revenues” per GAAP as reported in the divisional financial statements for the calendar year, calculated in the same fashion as in the consolidated financial statements in the Company’s 10-K as adjusted by Section VII. of this Plan.

ii.

Division Pre-Tax Earnings: Defined as Adjusted EBITA and calculated in the same manner and with the same adjustments as used in Global (consolidated) Pre-Tax Earnings metric, less Division depreciation expense.

C.	Individual Goals - Measurable performance based objectives contributing to overall business performance.

IV.	Performance Achievement Levels

A.	Global Metrics:
i.	Each Metric is expressed in terms of “Threshold”, “Target”, and “Maximum” performance levels. Performance level results shall be as follows:
a.	performance below the Threshold level will result in no incentive earned for that metric;

Exhibit 10.2

b.	performance at Threshold will result in 50% of the designated incentive to be earned for that metric;
c.	performance at Target will result in 100% of incentive to be earned for that metric; and
d.	performance at Maximum achievement will result 200% of incentive to be earned for that Metric.

B.	Division Metrics:
i.

Each Division Metric, , is expressed in terms of “Threshold”, “Target Range”, “Overachieve Target” and “Maximum” performance achievement levels.  Award triggers for the various Performance Levels  shall be as follows:

a.	performance below the Threshold level will result in no incentive earned for that Metric;
b.	performance at Threshold will result in 50% of the designated incentive to be earned for that Metric;
c.	performance within the Target Range will result in 100% of incentive to be earned for that Metric;
d.	performance at Overachieve Target will result in 120% of incentive to be earned for the Division Total Revenues Metric, and 115% of incentive to be earned for the Division Adjusted EBITA Metric; and
e.	performance at Maximum will result in 200% of incentive to be earned for that Metric.
ii.

If the Global metric has not been achieved at the Target level, then the payout for the corresponding Division metric will be interpolated between Threshold, Upper Target Range and Maximum only, without the benefit of the Lower Target Range or Overachievement Target.

C.	Results will be interpolated between performance levels.

D.	Exhibit A attached hereto sets forth each of the above.

V.	Recoupment of Incentive Compensation Policy a/k/a Clawback policy

The Board of Directors has adopted a Recoupment of Incentive Compensation Policy a/k/a the “Clawback” Policy (the “Policy”).  This Policy applies to any incentive earned under this AECIP and all participants will be provided a copy of the Policy and agree in writing (i) to be bound by the Policy and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back pursuant to the Policy.

VI.	Discretion and Administrative Authority

While the intent is to determine bonuses in accordance with the calculations defined by the AECIP, the Committee retains the discretion to adjust the bonus determinations for the performance period relative to the performance targets.  However, with respect to persons determined to be Covered Employees (as defined in Internal Revenue Service Tax Code Section 162(m)),  the Committee shall have the authority to use negative discretion to reduce final

Exhibit 10.2

payouts based on other factors such as total individual performance but the Committee may not exercise discretion to increase the amount payable to a Covered Employee (in excess of the amount payable in accordance with the calculations defined by the AECIP) with the exception of using upward discretion in the event of a significant management action, whereby in the opinion of the Committee the impact of such action will be beneficial to the long term interests of the shareholders but nonetheless causes material adverse impact to the current year's financial performance (e.g.,  a major client renewal.)    Furthermore, final incentive awards will be determined based on the funds available.

The Committee shall generally oversee the administration of the Plan.  The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the AECIP of any participant, deceased participant, or other person having or claiming to have any interest under the AECIP.  The Committee shall have complete discretion to interpret the AECIP and to decide all matters under the plan.  Such interpretation and decision shall be final, conclusive and binding on all participants and any person claiming under or through any participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.  Any individual serving as a member of the Committee who is a participant will not vote or act on any matter pertaining solely to himself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a participant, a participant’s estate, or the Company.

VII.	Performance Level Achievement Calculation

The Performance Levels described in the AECIP represent the Company’s business as of January 1st of the calendar year.    The Committee has approved the following categories of Adjustments to Actual Performance for the purpose of calculating performance under this Plan.  However, the Committee will review and approve all Adjustments to Actual Performance prior to the completion of the calculation of incentives earned under this Plan.  Certain adjustments may already be incorporated in Adjusted EBITA, and it is not intended that the same adjustment be made twice.

A.

Currency Exchange Rate Adjustments—Currency Exchange Rate Adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange rates when results are determined as compared to exchange rates in effect when Targets (budgets) were established.  Adjustment will be applied to both Total Revenues and Adjusted EBITA metrics.

B.

Acquisition and Strategic Investment Performance Adjustments—Actual results relative to any acquisitions involving annual revenues in excess of 1% of prior year consolidated revenues, or Strategic Investments involving capital expenditures in excess of 10% of the current year capital budget, or other Strategic acquisitions or Investments as approved by the Board, will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Compensation Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned.  Adjustment will be applied as required to both Total Revenues and Adjusted EBITA metrics. Transaction costs for such acquisitions will be considered as an add-back to profitability.

Exhibit 10.2

C.

Divestiture Adjustments-Actual Company results relative to any divestiture approved by the Board will be adjusted by adding back the Board approved business case for each divestiture under procedures approved by the Committee, thus not penalizing management for completing divestitures that are in the best interest of the Company.  Adjustments will be applied to Total Revenues and Adjusted EBITA at both the Division and Global levels as is applicable.  If the divestiture was already considered in establishing Targets, no adjustment will be made (i.e. no adjustment will be made twice).  Transaction costs for such divestitures will be considered an add-back to profitability.  The Committee reserves the right to review and approve any gain/loss made on the sale and its impact to Company results.

D.

Unbudgeted acquisition-related costs, inclusive of costs incurred to review and/or complete an acquisition such as legal, advisory, accounting, tax, other professional costs, and other expenses associated with recently completed/considered acquisitions will be considered add-backs to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the SEC.

E.

Employee termination related costs will only be considered an add-back to profitability in the case of the termination of a current Named Executive Officer or employee designated as such in the past three years or due to a broader reduction-in-force plan involving the termination of multiple employees with prior Committee approval. The add-back will only include amounts in excess of the annual budget for the current year for the specific position/employee.

F.

To the extent there is a change in accounting presentation during the year, the effect of which changes the measurement of achievement of results under this Plan, either positively or negatively, the Committee shall neutralize the impact of such changes.

G.

Other adjustments that the Committee deems appropriate.  Any specific adjustment to Company performance for the purpose of determining earned incentives under the AECIP must be approved by the Committee.

The AECIP constitutes a mere promise by the Company to make payments in accordance with the terms of the AECIP, and participants and beneficiaries shall have the status of general unsecured creditors of the Company.  Nothing in the AECIP will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

VIII.	Taxation

The Company may, in its discretion, require the participant to pay in cash to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the participant incurs as a result of a bonus payout pursuant to the AECIP.  With respect to any required tax withholding, the Company may withhold from the participant’s payment the amount necessary to satisfy its obligation to withhold taxes.

IX.	Limitation of Employee’s Rights

Exhibit 10.2

Nothing contained in the AECIP shall (a) confer upon any person a right to be employed or to continue in the employ of the Company, (b) interfere in any way with the right of the Company to terminate the employment of a participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the participant’s interest in the Plan, or (c) confer upon any participant any of the rights of a member or manager of the Company.

X.	Release

Any payment to any participant in accordance with the provisions of the AECIP shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Committee under the AECIP, and the Committee may require such participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

XI.	Effective Date

The AECIP is effective as of January 1st of the calendar year.    If bonuses are paid, audited financial results for the year ended will be used to calculate the bonus payout.  As a result, any payment of bonuses will be made after  the results of the Company’s audit are substantially finalized, but no later than March 15th of the following year to meet corporate expense deductibility requirements, if applicable.  Participants are required to be employed by the Company or any of its affiliates through December 31st of the calendar year in order to be eligible for payment.